CODE OF ETHICS

Scope and Purpose

This Code of Ethics (the “Code”) applies to:

•         All officers, directors and employees of Schroder Investment Management North America Limited (“SIM NA”)

•         All persons employed by any subsidiary of Schroders plc (“Schroders”) who are Access Persons (as defined below) of any US registered investment company managed by SIM NA or its affiliates (“Reportable Funds”)

Set forth below is the Code as required by Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), Section 204A of, and, Rule 204-2(a)(12) under, the Advisers Act, Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”),and Section 20A of the Securities Exchange Act of 1934 (the “Exchange Act”).  The Code applies to every officer, director and employee (full and part-time) of SIM NA and Access Persons to any Reportable Fund, as such term is defined below, employed by any subsidiary of Schroders.

The objective of the Code is to ensure that all business dealings and securities transactions undertaken by employees, whether for clients or for personal purposes, are subject to the highest ethical standards.  Incorporated within the Code are (i) an Insider Trading Policy, and (ii) a Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel.

The Code contains additional restrictions and requirements for Access Persons (as defined below), including all portfolio managers, investment analysts, traders, and those employees who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients. Persons employed as dealers by affiliates of SIM NA who place trades on behalf of SIM NA clients are also subject to this Code.   Such persons will be notified in writing of their status.  These restrictions are designed to prevent any conflict or the appearance of any conflict of interest between trading for their personal accounts and securities transactions initiated or recommended for clients.

Statement of Policies

FIDUCIARY RESPONSIBILITY UNDER THE ADVISERS ACT

The basic precept of the Advisers Act is that an adviser has a fiduciary responsibility to its client.  While this fiduciary duty is not specifically set forth in the Advisers Act, the Supreme Court has interpreted the Advisers Act’s anti-fraud provisions as including this duty.  This obligation is meant to eliminate conflicts of interest and potential conflicts of interest and to prevent an adviser from exploiting its client's trust.  Under this fiduciary obligation, an adviser must be careful to avoid any conscious or subconscious rendering of advice or engage in any activity which is not in the best interest of its client.  By eliminating conflicts or potential conflicts of interest, or by fully disclosing such conflict or potential conflict, it is anticipated that the adviser will be better able to provide disinterested advice.  Where the advice rendered is not disinterested, the fiduciary relationship may be breached, even if the client suffers no loss.

It is SIM NA’s policy to support and encourage an environment where all employees are sensitive to the obligations of the adviser and all clients are treated with the utmost consideration for what is in their best interests.  All communications with clients must be accurate and made in a timely manner.  All material information must be fully and clearly disclosed.

Compliance Policies and procedures have been adopted by SIM NA in order to meet all legal  obligations to our clients, particularly those arising under the federal securities laws and ERISA.  Procedures have been instituted to mitigate or obviate actual or potential conflicts of interest.  These conflicts may arise in situations where client relationships may tempt preferential treatment, e.g., where account size or fee structure would make it more beneficial for the adviser to allocate certain trades to a client.  Conflicts of interest may also arise in connection with securities transactions by employees of the adviser, especially those employees who are aware of actual transactions or client holdings or transactions under consideration for clients.   Portfolio managers are discouraged from “portfolio pumping” and “window dressing,” two practices which would mislead investors as to a fund’s performance or the stock selection ability of its managers.

SIM NA has adopted procedures that require: (i) disclosure of certain information to clients; (ii) obtaining client consent; or (iii) prohibiting or restricting certain actions or activities.

SIM NA adheres to the Global Gifts and Inducements Policy that prohibits employees from giving or receiving gifts and entertainment that are excessive in nature.  We take steps to reasonably ensure that we do not offer, give, solicit or accept any gift if it is likely to conflict to a material extent with any duty we owe to our clients or any duty which such recipient firm owes to its customers.

Should an employee become aware of any conduct which the employee believes may constitute a violation of this Code, the law, or any SIM NA policy, such employee must promptly report such conduct to the Group Compliance and Risk Director or the Chief Compliance Officer or his/her designee.  All information about potential or suspected violations reported to the Group Compliance and Risk Director or the Chief Compliance Officer will be investigated and the identity of the reporting person will be kept confidential.  SIM NA’s policy prohibits any retaliatory action against a reporting person, including discharge, demotion, suspension, threats or harassment.

Statement of Policies

(a)        Confidentiality

            Personnel are expected to honour the confidential nature of company and client affairs.  Information designated as confidential should not be communicated outside of Schroders other than to advisers consulted on a confidential basis, and should only be communicated within Schroders on a “need to know” basis or as otherwise authorised by management in conformity with the Code.

            Personnel must also avoid making unnecessary disclosure of any internal information concerning Schroders and its business relationships and must use such information in a prudent and proper manner in the best interests of Schroders and its clients.

(b)       Level of Care

            Personnel are expected to represent the interests of Schroders and its clients in an ethical manner and to exercise due skill, care, prudence and diligence in all business dealings.  This includes, but is not limited to, compliance with all applicable regulations and laws, and avoidance of illegal activities and other conduct specifically prohibited to its personnel by the respective policies of any of Schroder Group companies in relation to which a person is a director, officer or employee.

(c)        Fiduciary Duties

            All personnel have fiduciary duties:

            (i)         at all times to place the interests of their clients before their own and not to take inappropriate advantage of their position; and

            (ii)        to conduct themselves in a manner which will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility.

(d)       Requirements

(i)                  All supervised persons, to wit, all officers, directors and employees of SIM NA who are subject to the supervision and control of SIM NA, are required to comply with all federal securities laws applicable to SIM NA’s business.

(ii)                Personnel are required to comply with the Insider Trading Policy and Personal Securities Transactions Policy incorporated herein.

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorisation of the Chairman or Chief Executive of SIM NA or, in their absence, the Group Compliance and Risk Director.  Such authorisation will be based upon a determination that the board service would be consistent with the interests of Schroders’ clients.  If permission to serve as a director is given, the company will be placed permanently on the Stop List.  Transactions in that company’s securities for client and personal securities accounts will only be authorised when certification has been obtained from that company’s Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

Personnel Department and Compliance Responsibilities

Personnel Department is responsible for ensuring that a copy of the Code is delivered to all persons at the time of the commencement of their employment with any appropriate Schroders company. As a condition of continuing employment, each employee is required to acknowledge in writing receipt of a copy of the Code and that he or she has understood the obligations and responsibilities thereunder and on an annual basis to certify compliance with it on the form provided.

US Compliance Department, with the assistance of Group Compliance, is responsible for maintaining the records and filings required under the Code and making appropriate reports to the Boards of all funds managed by a SIM NA in compliance with Rule 17j-1 under the Investment Company Act.

All questions about an individual’s responsibilities and obligations under the Code of Ethics should be referred to the Group Compliance and Risk Director.

(i) INSIDER TRADING POLICY

The Scope and Purpose of the Policy

It is a violation of United States federal law and a serious breach of Schroders’ policies for any employee to trade in, or recommend trading in, the securities of a company, either for his/her personal gain or on behalf of the firm or its clients, while in possession of material, non-public information (“inside information”) which may come into his/her possession either in the course of performing his/her duties, or through personal contacts.  Such violations could subject you, Schroders, and our parent organisations, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of Schroders.  Tippees (i.e., persons who receive material, non-public information) also may be held liable if they trade or pass along such information to others.

Further, it is a violation of anti-fraud provisions of the Advisers Act for employees who are or become aware of transactions being considered for clients or are aware of the portfolio holdings in the reportable funds to which SIM NA (or an affiliate) acts an adviser to disclose such information to a party who has “no need to know” or to trade on such information for personal gain by, among other things, front-running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information.  Although ITSFEA itself does not define “insider trading”, the US Supreme Court has previously characterised it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public, i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities.  The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

Materiality

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large.  Inside information is material if it would be likely to have an effect on the price of the issuer’s securities or if a reasonable investor would be likely to consider it important in making his/her investment decision.  Such information usually originates from the issuer itself and could include, among other things, knowledge of a company’s earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a portfolio manager or analyst may receive information about an issuer’s earnings or a new product in a private communication with the issuer.  Such information is usually considered material and is generally inside information because it has not been effectively disseminated to the public at large.  As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered inside information.  Upon learning the information, the employee may not purchase or sell securities of the issuer for him/herself or for any account under management until the information is effectively disseminated to the public.

If an employee has received information regarding an issuer and he/she believes that the information given has not been given in breach of fiduciary duties, then that person may retain and act upon the information.

Market information that emanates from outside the corporation but affects the market price of an issuer’s securities can also be inside information.  For example, inside information can also originate within Schroders itself.  This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by SIM NA itself on behalf of clients.  Inside information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Inside information pertaining to a particular issuer could also involve information about another company that has a material relationship to the issuer, such as a major supplier’s decision to increase its prices.  Moreover, non-public information relating to portfolio holdings in a Reportable Fund can be used to market-time or engage in other activities that are detrimental to the Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is non-public and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company.  This rule prohibits not only trading, but also the communication of material, non-public information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material, non-public information.

Procedures and Responsibilities of Employees

If you have any reason to suspect that information you hold on a company may be inside information, you should ensure that the company is immediately placed on the Stop List.  To request that a company is placed on the Stop List, you should use the dedicated e-mail address “+SI – SIM Stop List”.  A similar notification should be sent to remove the security from the Stop List as soon as the information you hold ceases to be of an ‘inside’ nature. It is important that you do not deal in the securities of the company concerned.  Additionally, you should not pass on the information to anyone else except where this is a necessary part of your duties and you are satisfied that the other person understands the sensitive nature of the information and its consequences. If you have any questions or you are unsure whether the information you hold is of an inside nature, please contact Group Compliance.

Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others within SIM NA and Schroders who do not have a “need to know.”

Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others outside of SIM NA or Schroders except as required to fulfill their work-related responsibilities. Disclosure of the portfolio holdings of Reportable Funds shall only be made in compliance with such Funds’ portfolio holdings disclosure policy.

Penalties

Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers.  Under US law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation. Penalties include:

1)      civil injunctions;

2)      disgorgement of profits;

3)      treble damages – fines for the access person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

4)      fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided; and

5)      jail sentences.

Special Provisions For Trading in the Securities of Schroders plc

Special restrictions apply to dealing in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have Inside Information:

1.         Securities of Schroders plc should not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.

2.                  Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the UK Staff Dealing Rules which can be found on Group Compliance’s intranet website.

(ii) PERSONAL SECURITIES TRANSACTIONS

POLICY

SUMMARY

All employees of SIM NA and designated Access Persons of its affiliates are subject to the restrictions contained in this Personal Securities Transactions Policy (the “Policy”) with respect to their securities transactions.  The following serves as a summary of the most common restrictions.  Please refer to specific sections that follow this summary for more detail, including definitions of persons covered by this Policy, accounts covered by this Policy (“Covered Accounts”), securities covered by this Policy (“Covered Securities”), reports required by this Policy and the procedures for compliance with this Policy.

•         All purchases or sales of Covered Securities (generally, stocks and bonds) by employees, and certain of their family members, must be pre-cleared, except as noted below

•         All personnel must have duplicate confirmations of trades sent to Group Compliance

•         Access Persons (as defined below) are prohibited from purchasing or selling a Covered Security, within seven calendar days before or after a client has traded in the same (or a related) security unless the de minimis exception applies

•         Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of a Covered Security, or a related security, within 60 calendar days unless the de minimis exception applies

•         De minimis exceptions for dealings in readily marketable securities, listed on a  recognised exchange and forming part of an internationally recognised index (e.g., FTSE 100) of up to £7,000 per security, per month

•         All employees must report all trades in the Schroder Funds.  For purposes of this Policy, accounts in the Schroder Funds are deemed “Covered Accounts.”  See definition below

•         Trades in the Schroder Funds are subject to a 60 day holding period

•         All employees must report all trades in any US registered mutual fund to which SIM NA or its affiliates acts as adviser or subadviser (“Reportable Funds”) and to which such employee is an Access Person.   For purposes of this Policy, accounts in these Funds are deemed “Covered Accounts.”  See definition below.

ACCESS PERSON means any director or officer of SIM NA, and any employee who is an Advisory Person or any employee who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund.

ADVISORY PERSON is any employee of SIM NA or its affiliates who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) on behalf of any US advisory client managed by SIM NA or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

COVERED SECURITIES

Securities, such as stocks, bonds and options, are covered by this Policy.  The same limitations pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

Shares of any UK authorised unit trust, recognised funds and OEICS and any debt security directly guaranteed by any OECD member Government are Covered Securities.  However, their purchase and sale do not have to be precleared but transactions and holdings, as appropriate, must be reported.

Not covered by this Policy are:

•         shares or units in any open-end US registered investment company (mutual fund or unit investment trust), including Exchange Traded Funds (“ETFs”), SPDRs, etc., other than Reportable Funds

•         shares issued by money market funds

•         shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds

•         securities which are direct obligations of the U.S. Government  (i.e., Treasuries)

•         bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments [1]

If a security is not covered by this Policy, you may purchase or sell it without obtaining pre-clearance and you do not have to report it.

COVERED ACCOUNTS

An account covered by this Policy is an account in which Covered Securities are owned by you or an account in which you own a beneficial interest (except where you have no influence or control).  This includes all accounts that hold direct investments in securities irrespective of the account’s purpose, eg single company PEP/ISA, discretionary managed account, etc.  Under the Policy, accounts held by your spouse (including his/her retirement accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other’s support) are considered your accounts under this Policy.

[1] High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognised Statistical Rating Organisation, or which is unrated but is of comparable quality.

If you are in any doubt as to whether an account falls within this definition of Covered Account, please see Group Compliance.  Further, if you believe that there is a reason that you are unable to comply with the Policy, for example, your spouse works for another regulated firm, you may seek a waiver from Group Compliance.

BLACK OUT PERIODS – ACCESS PERSONS ONLY

•         In order to prevent employees from buying or selling securities in competition with orders for clients, or from taking advantage of knowledge of securities being considered for purchase or sale for clients, [2] pre-clearance must be obtained for other than de minimis transactions. In addition, Access Persons responsible for investment management decisions are not permitted to execute a trade in a Covered Security within seven calendar days before or after his/her client has traded in the same (or a related) security unless the de minimis exception applies.

.

•         De minimis exception: Transactions in readily marketable securities listed on a recognised exchange and part of an internationally recognised index (e.g., FTSE 100) of £7,000 or less per month, per security.

•         Pre-clearance is not required for de minimis transactions nor are they subject to the 60-day holding period described below. Duplicate contract notes must be sent to Group Compliance in accordance with the Schroder Group UK Staff Dealing Rules, which are incorporated by reference.

HOLDING PERIODS

Short Term Trading: All personnel are strongly advised against short-term trading.  Any personnel who appear to have established a pattern of short-term trading may be subject to additional restrictions or penalties including, but not limited to, a limit or ban on future personal trading activity and a requirement to disgorge profits on short-term trades.

Trades by employees in the Schroder Funds and in Reportable Funds are subject to a 60 day holding period.  Securities may not be sold or bought back within 60 days after the original transaction without the permission of the Group Compliance Director.

Access Persons cannot purchase or sell the same Covered Security within 60 days if such transactions will result in a profit.  An exclusion, however, applies to securities purchased under the de minimis exception.   These may be sold within 60 days, subject to pre-clearance for trades over £7,000.

[2] A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Personal Dealing

All London-based personnel are required to additionally comply with the requirements of the Schroder Group UK Staff Dealing Rules, which can be found on Group Compliance’s intranet site in “Compliance Manual”.

If an employee fails to pre-clear a Covered Transaction, s/he may be monetarily penalised by fine or disgorgement of profits or avoidance of loss.  Violations of this Policy will result in reprimands and could also affect the person’s employment at Schroders.

The following transactions do not require pre-clearance:

•         Transactions in a Covered Account over which the employee has no direct or indirect influence or control such as where investment discretion is delegated in writing to an independent fiduciary.   Group Compliance must receive evidence of the delegation

•         Transactions which are non-volitional on the part of the employee (i.e., the receipt of securities pursuant to a stock dividend or merger, a gift or inheritance).  However, the sale of securities acquired in a non-volitional manner is treated as any other transaction and subject to pre-clearance rules, etc.

•         Purchases of the stock of a company pursuant to an automatic investment plan which is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan...

•         The receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security and the sale of such rights.  However, if you purchase the rights from a third-party, the transaction must be pre-cleared.  Likewise, the sale of such rights must be pre-cleared.

•         Transactions falling under the de minimis exclusion.

•         Transactions in unit trusts, recognized funds and OEICS.

•         Any deby security directly guaranteed by any OECD member Government.

Purchases of non-US securities in the retail tranche of a new issue are permitted where the securities are acquired through a retail application form which does not disclose, and where allotment is not dependent on, the applicant’s affiliation with Schroders.

All Other Access Persons

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions.  Records of such Access Persons’ personal transactions will be maintained in accordance with Rule 204-2(a)(12) under the Advisers Act and made available to representatives of the US Securities and Exchange Commission upon request.

Reporting Requirements

All personnel are required to report their transactions in Covered Securities, which SIM NA must review, as follows:

Reports of Each Transaction in a Covered Security

•         Personnel are required to report to Group Compliance, no later than at the opening of business on the business day following the day of execution of a trade for a Personal Account the following information:

            name of security

            exchange ticker symbol or CUSIP

            nature of transaction (purchase, sale, etc.)

            number of shares/units or principal amount

            price of transaction

            date of trade

            name of broker

            the date the Access Person submitted the report

The reporting obligation may be discharged by brokers sending copies of contract notes/confirmations for all transactions to Group  Compliance.

Initial Declaration

No later than 10 days after being advised that they are subject to the Code, each employee must provide Group Compliance with a list of each Covered Security s/he owns (as defined above).  The information provided, which must be current as of a date no more than 45 days prior to the date such person became an Access Person,  must include the title of the security, exchange ticker symbol or CUSIP, number of shares owned (for equities), and principal amount (for debt securities The Access Person must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee (“Covered Accounts”). The report must be signed by the employee and the date of submission noted thereon.

Quarterly Reports

•         No later than 30 days after the end of each calendar quarter, each employee must provide Group Compliance with a report of all transactions in Covered Securities in the quarter, including the name of the Covered Security, the exchange ticker symbol or CUSIP, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected. Report of any new Covered Accounts established during the quarter, including the name of the broker/dealer and the date the Covered Account was established, must also be made.   The report must be signed by the employee and the date of submission noted thereon.

•         Transactions in shares of the Schroder Funds and Reportable Funds must be reported.

Annual Reports

•         Within 45 days after the end of the calendar year, each employee must report all his/her holdings in Covered Securities as at December 31, including the title, the exchange ticker symbol or CUSIP, number of shares and principal amount of each Covered Security the employee owns (as defined above) and the names of all Covered Accounts.  The report must be signed by the employee and the date of submission noted thereon.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers Act and Rule17j-1 under the Investment Company Act.  Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.

Administration of the Code

At least annually, the Group Compliance and Risk Director will furnish the Chief Compliance Officer in New York, with sufficient information to enable a report to be prepared for issue to the board of the Schroder Funds and any other US registered investment companies to which SIM NA acts as adviser or sub-adviser.  The written report should:

(i)                  Describe any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

(ii)                Certify that SIM NA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

Adopted:          October 1, 1995

Amended:        May 15, 1996

                        May 1, 1997

                        June 12, 1998

                        June 2, 1999

                        March 14, 2000

                        August 14, 2001

July 25, 2003

December 9, 2003

                        January 26, 2005